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                                                                   Exhibit 10.30


Mark Zimmer
Tom Hedges
Fractal Design Corporation
5550 Scotts Valley Drive
Scotts Valley, CA  95066

        In connection with the proposed combination of MetaTools Inc. and Fractal Design Corporation, this letter confirms our agreements with respect to your employment by the combined entity following closing of the merger:

        1. Mark's title will be Chief Technical Officer, and Tom's title will be Chief Systems Architect. Mark and Tom will continue to work in Scotts Valley.

        2. For calendar 1997, Mark's annual base salary will be $240,000, and Tom's will be $190,000. Tom and Mark will each have a bonus opportunity of up to 50% of their base salary. The bonus will be paid in full if the combined company achieves 100% of the consensus analyst net earnings estimates for calendar 1997 that are issued after the merger, the bonus will be increased or decreased proportionately upon achievement of higher or lower net earnings, but no bonus will be paid if the combined company achieves less than 80% of the net earnings estimate consensus amount. After 1997, these salary and bonus amounts will be subject to the normal compensation committee review process as for all other officers. Mark and Tom also each will receive a car allowance of $1,000 per month.

        3. You will be entitled to participate in all other employee benefits (such as health and life insurance, vacation, and all other benefits) on the same terms as any other officer of MetaTools to the extent you are subject to any pre-existing condition restriction under MetaTools plans. MetaTools will pay you the out of pocket cost of COBRA coverage (grossed up to reflect any taxes imposed on such payment). We also acknowledge Mark will be out of the office May 1, 1997 to May 24, 1997 for his honeymoon.

        4. You acknowledge that your employment will be "at will," and terminable at any time by either party.

If this accurately reflects our agreement, please execute this letter as set forth below.

                                        Sincerely,

                                        MetaTools, Inc

                                        /s/ JOHN WILCZAK
                                        ----------------------------------------
                                        John Wilczak
                                        President and CEO


Acknowledged and agreed:

By:     /s/ MARK ZIMMER
        ------------------------------
        Mark Zimmer

By:     /s/ TOM HEDGES
        ------------------------------
        Tom Hedges